Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-223886
March 23, 2018


Clinical &
Business Analytics
Revenue
Cycle Management
mHealth
EHR
Electronic
Health Record
WEB
Customized Practice
Website
Patient
Engagement
Practice
Management
Care
Coordination
Real-Time
Adjudication
iRx

Medical Transcription Billing, Corp.

(NASDAQ: MTBC, MTBCP)

Corporate Presentation – March 2018

MTBC .com A Unique Healthcare IT Company®

Nasdaq Listed

For more information, please contact:
Bill Korn | Chief Financial Officer
732-873-5133 x 133
bkorn@mtbc.com

Statement about Free Writing Prospectus

The issuer has filed a registration statement with the SEC for the offering to which this presentation relates. This free writing prospectus relates to the proposed public offering of Series A Preferred Stock of Medical Transcription Billing, Corp. (the "Company"), registered in a Registration Statement on Form S-1 (the "Registration Statement"), Commission File No. 333-223886. This free writing prospectus should be read together with the Registration Statement and the prospectus included in that Registration Statement (including the risk factors described therein), which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1582982/000149315218003813/forms-1.htm

You may also access the Company's annual reports, quarterly and current reports, proxy statements and other information on the SEC website through the following link:

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001582982&type=&dateb=&owner=exclude&count=100

Before you invest, you should read the Registration Statement, the prospectus and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the entire prospectus if you request it by calling Bill Korn (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "goals", "intend", "likely", "may", "plan", "potential", "predict", "project", "will" or the negative of these terms or other similar terms and phrases.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this presentation include, without limitation, statements reflecting management's expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

Forward-looking statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include our ability to:

- Manage our growth, including acquiring, partnering with, and effectively integrating acquired businesses into our infrastructure;
- Retain our clients and revenue levels, including effectively migrating new clients and maintaining or growing the revenue levels of our new and existing clients;
- Maintain operations in Pakistan and Sri Lanka in a manner that continues to enable us to offer competitively priced products and services;
- Keep pace with a rapidly changing healthcare industry;
- Consistently achieve and maintain compliance with a myriad of federal, state, foreign, local, payor and industry requirements, regulations, rules, laws and contracts;
- Maintain and protect the privacy of confidential and protected Company, client and patient information;
- Protect and enforce intellectual property rights;
- Attract and retain key officers and employees, who are critical to growing our business and continuing to improve profitability;
- Comply with covenants contained in our credit agreement with our senior secured lender, Silicon Valley Bank and other future debt facilities;
- Compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have; and;
- Keep and increase market acceptance of our products and services.

Although we believe that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

The statements in this presentation are made as of the date of this presentation, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Transaction Overview

Issuer	Medical Transcription Billing, Corp.
Exchange: Symbol	NASDAQ Capital Market: MTBCP
Shares Offered	11% Series A Cumulative Redeemable Perpetual Preferred Stock
Dividends	Payable on the 15th day of each month
Offering Price	$25.00 per share
Redemption	Redeemable after November 4, 2020 at $25.00 per share
Offering Size	$10,000,000
Use of Proceeds	General corporate purposes and additional working capital
Placement Agents	• H.C. Wainwright & Co. • Boenning & Scattergood

MTBC Investment Highlights

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers

Proprietary, fully integrated, SaaS and service solution

Consolidator in the highly fragmented healthcare IT market


Healthcare information technology company
Large, highly fragmented market
Highly experienced management team
Scalable, cost-efficient model with recurring revenue
Profitable as measured by EBITDA

Completed and integrated 15 acquisitions over the last 5 years

Cloud-based software and cost-effective global team

Positive adjusted EBITDA

MTBC – Recent News

November 2015, July 2016

$7.4 million Series A Preferred Stock



July 2016

Acquisition of facility and self-pay billing company

October 2016

Our largest acquisition to date

May 2017



Enhanced MTBC Patient Portal app

June 2017

Phase 1 - Launch of talkEHR

June-December 2017

$19 million additional Series A Preferred Stock

September 2017

Launch of **Enrollment*Plus*** with major insurance company

Jan-December 2017



30% growth. Record EBITDA, adjusted net income

October 2017

$5 million revolving line of credit

MTBC Equity Snapshot as of March 22, 2018

MTBC A Unique Healthcare® IT Company .com

Common Stock

- Nasdaq: MTBC
- Outstanding: 11,665,174
- Current price: $3.64
- Market cap: $42.5 million
- Share structure:
  - Fully diluted: 15,643,159
  - Public float: 5,888,754
  - **Insiders: 49.7%**

Series A Preferred

- Nasdaq: MTBCP
- Outstanding: 1,116,289
- Current price: $26.25
- Equity value: $29.3 million
- Dividend: 11% of par value ($25.00), paid monthly
- Redeemable after Nov. 2020
- Non-convertible

Experienced Leadership Team



Mahmud Haq

Executive Chairman

- Former CEO of Compass International Services Corporation (Nasdaq: CMPS). Completed 14 acquisitions in 18 months during 1998 – 1999, growing revenue from $87 million at the time of IPO to a run rate of ~$180 million at the time Compass was acquired by NCO Group, Inc. (Nasdaq: NCOG)
- Held various senior positions at American Express Company (NYSE: AXP) for 12 years including VP of Global Risk Mgmt.
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University



Stephen Snyder

Chief Executive Officer and Director

- Joined MTBC in 2005. Formerly served as VP / General Counsel, COO and President
- Attorney for 15 years with M&A and healthcare law experience
- Writings on healthcare industry, law and policy have been published by American Bar Association and various healthcare industry publications
- J.D. Rutgers School of Law – Newark, senior editor of law journal



Bill Korn

Chief Financial Officer

- Joined MTBC in 2013
- Former CFO of Antenna Software, Inc. from 2002 – 2012, where he completed 5 acquisitions and was a key contributor to growing the business at a CAGR of 87%
- Former executive at IBM (NYSE: IBM) for 10 years. Part of the senior management team that created IBM's highly successful services strategy in the 1990's
- A.B. in Economics magna cum laude, Harvard College. M.B.A. Harvard Business School



A. Hadi Chaudhry

President

- Joined MTBC in October 2002. Formerly served as Manager of IT, General Manager, Chief Information Officer, and VP of Global Operations
- Extensive healthcare IT experience
- Served in various roles in the banking and IT sector prior to joining MTBC
- BS in Mathematics and Statistics and holds numerous information technology certifications

Distinguished Board of Directors



Howard Clark Jr.

- Former CFO of American Express Company (NYSE: AXP)
- Former CEO, Chairman and Vice Chairman of Shearson Lehman and Vice Chairman of Barclays Capital



Anne Busquet

- Board member of Pitney Bowes Inc. (NYSE: PBI), Intercontinental Hotels Group plc (LSE: IHG) and Provista Diagnostics, Inc.
- Former President of American Express Interactive Services and New Businesses Division



John Daly

- Former EVP and Director of E.F. Hutton & Company
- Former Head of Private Client Division and Int'l Equity Capital Markets at Salomon Brothers



Cameron Munter

- President and CEO of the East-West Institute
- Former U.S. Ambassador to Pakistan and U.S. Deputy Chief of Mission to Poland

Management plus Board members own nearly 50% of MTBC's common stock

Industry Drivers

Healthcare Reform

Increases complexity and uncertainty, driving increased demand for MTBC's services

EHR Consolidation

Majority of EHR companies lack the scale and integrated RCM solution to remain competitive in the evolving market



Demo Practice
John Keats
Appointment
Appointments
Secure Messages
Medications
Profile
Documents
Claim History
Health Summary
Make Payments

MACRA & MIPS

Requires providers to leverage technology and expertise like MTBC's to optimize reimbursement

RCM Consolidation

Majority of RCM companies lack the technology and scale to remain competitive in the evolving market

MTBC's technology offers healthcare providers a cost-effective, single-sourced vendor to meet the requirements of a changing regulatory landscape while simultaneously lowering costs

Market Opportunity

A Unique Healthcare IT Company MTBC .com

The North American EHR / RCM industry represents a $26+ billion opportunity, growing 12% per year

athenahealth, Inc. (Nasdaq: ATHN) is the largest market participant with a market share of less than 5%



Market opportunity:
$26+ billion
Largest participant:
5% market share
70% of physicians in 1 to 10 provider practices

Two target market segments:

- **Smaller practices: MTBC's turnkey technology platform with integrated RCM**
- **Larger practices: MTBC's customized solutions, integrated with MTBC's or third-party EHR**

	MTBC (A Unique Healthcare IT Company)	athenahealth
Mobile Health		
Practice Management		
	Nasdaq: MTBC	Nasdaq: ATHN
Revenue Cycle Management	TTM Revenue: $32 M	TTM Revenue: $1.2 B
Electronic Health Record		

MTBC's Competitive Advantage

Integrated Solution


mHealth
Mobile Health
EHR
Electronic Health Records
MTBC.com
Revenue Cycle Management
Practice Management

Technology Platform



ISO 27001 certified / HIPAA compliant

Global Team

- ~1,600 English-speaking, college educated, employees in Pakistan and Sri Lanka, where the labor costs are significantly less than in the U.S. or India
- Approximately 200 dedicated technology professionals
- Nominated for U.S. Secretary of State's Award for Corporate Excellence

New Products and Services

talkEHR™
The Next Frontier

- Fully integrated, cloud-based electronic health record platform
- Voice recognition
- Artificial intelligence
- Anywhere, any device, synced automatically
- Completely secure
- From solo practice to a multi-specialty group

EnrollmentPlus™

- Innovative enrollment clearinghouse solution
- Electronic Data Interchange
- Drive down the cost of processing insurance enrollments
- Improve information visibility
- Drastically speed up on-boarding times
- Piloting with a large insurance carrier

Advanced Artificial Intelligence



Intelligent Voice Assistant

MACRA-Ready

Support for Wearable Tech

Electronic Data Interchange

Seamless Workflows

Lightning Fast

Growth Strategy

Acquisitions

Acquire RCM companies

Migrate customers to MTBC's team and MTBC's technology or integrate with third parties

Leverage efficiency and lower costs to grow adjusted EBITDA

There are ~1,500 RCM companies, none with greater than 5% market share

Organic Growth

Other leading EHRs

Channel partnerships

Integration

Historically < 4% of revenue

Traditional sales and marketing

Strengthened sales and marketing leadership

MediGain – MTBC's Largest Acquisition to Date

A Unique Healthcare IT Company

The company's assets were acquired for $7 million, which represents a significant discount to the industry standard of more than 1x revenues for a business of MediGain's size

We have expanded our **Asia-based team** to Sri Lanka, while also making key additions to the U.S. team

MediGain's accounts in good standing have annual revenues of **more than $10 million,** which continue to contribute to MTBC's overall revenue growth



$10+ Million in Annual Revenues
Accretive in 2017
Purchased at Significant Discount
Added Talented Team Members



MediGain Expenses
$ Millions
$7
$6
$5
$4
$3
$2
$1
-
Q3 2016 (Prior to Acquisition)
Q4 2016
Q1 2017
Q2 2017
Q3 2017
Q4 2017

Reduced monthly **operating expenses by 62%** during first year, eliminating subcontractors, reducing facilities and utilizing offshore employees

Revenue Growth



($ in millions)
CAGR: 32%
$35
$30
$25
$20
$15
$10
$5
-
$10.5
$18.3
$23.1
$24.5
$31.8
2013
2014
2015
2016
2017

REVENUE DETAILS:

1) **88%** of revenue is an integrated solution fee – a percentage of payments collected by our clients
2) Our effective rate averages approximately **5%** of clients' collections
3) **4%** of revenue from optional ancillary services, including transcription, coding, and consulting
4) **8%** of revenue from clearinghouse, EDI and recovery services
5) 2017 revenue of **$31.8** million, at the **upper end of our guidance** of $31 - $32 million

Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Adjusted EBITDA



Annual
($ in millions)
2017 by Quarter
$2.5
$2.0
$1.5
$1.0
$0.5
-
($0.5)
($1.0)
Acquisitions have a temporary, negative impact on adjusted EBITDA
Omni, Practicare, CastleRock
MediGain
($0.68)
($0.61)
$2.3
($0.31)
$0.47
$0.61
$1.53
2015
2016
2017
Q1 '17
Q2 '17
Q3 '17
Q4 '17

NOTES:

1) Adjusted EBITDA is typically negatively impacted by the integration of acquired businesses for several quarters, reflecting ramp-up of offshore costs prior to terminating subcontractors & reducing onshore employees
2) During 2017 we reduced expenses for people and facilities from the MediGain acquisition, and achieved **$2.3 million** of adjusted EBITDA, **above the midpoint of our guidance** of $2.0 - $2.5 million

($ in thousands)	2015	2016	2017	Q1 2017	Q2 2017	Q3 2017	Q4 2017
GAAP net loss	$(4,688)	$(8,797)	$(5,565)	$(2,708)	$(1,693)	$ (980)	$ (184)
Provision for income taxes	138	197	68	60	67	65	(124)
Net interest expense	262	646	1,307	276	280	673	78
Foreign exchange / other expense	(170)	53	(249)	(38)	28	(24)	(215)
Stock-based compensation	629	1,928	1,487	129	79	126	1,153
Depreciation and amortization	4,599	5,108	4,300	1,520	1,453	664	663
Integration, transaction and restructuring costs	341	976	791	459	92	85	155
Change in contingent consideration	(1,786)	(716)	152	(11)	163	-	-
Adjusted EBITDA	**$ (675)**	**$ (605)**	**$ 2,291**	**$ (313)**	**$ 469**	**$ 609**	**$ 1,526**

Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Balance Sheet



$ Millions
$30
$25
$20
$15
$10
$5
$-
2016 Assets
2016 Liabilities & equity
2017 Assets
2017 Liabilities & equity
Cash
AR
PP&E
Goodwill & intangibles
Other assets
A/P
Accruals
Div. payable and other liabilities
ST debt
LT debt
Equity

During 2017 we:

- Sold 765,000 shares of our non-convertible Series A Preferred Stock, **raising net proceeds of $16.5 M**
- **Repaid $9.3 M** of loans from Opus Bank two years before maturity
- **Paid $5.3 M** to Prudential for the acquisition of assets of MediGain
- Ended the year with **$4.4 M of cash** and virtually no debt
- Secured a **$5 M line of credit** with Silicon Valley Bank, which is **untapped**

For More Information

Our prospectus	https://www.sec.gov/Archives/edgar/data/1582982/000149315218003813/forms-1.htm
Our corporate website	www.mtbc.com
Our Investor Relations page	ir.mtbc.com

- News
- Events
- Presentations
- Financials
- Interviews with Management

Sign up for Alerts and Press Releases	ir.mtbc.com/alerts.cfm? (EMAIL ALERTS at bottom of Investor Relations Page)
Investor Inquiries	Bill Korn, CFO bkorn@mtbc.com



MTBC
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Price
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